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                                                                     Exhibit 3.4

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFCATE OF INCORPORATION OF
                          MTC TELECOMMUNICATTONS, INC.


                  MTC TELECOMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

                  (1) The corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 20, 1992.

                  (2) This Certificate of Amendment of Certificate of Incorporation amends the provisions of the Certificate of Incorporation of this corporation and has been duly adopted in accordance with Section 241 of the General Corporation Law of the State of Delaware. As of the date of this Amendment, the corporation has received no payment for any of its stock. This Amendment of Certificate of Incorporation shall become effective on the date of filing of this Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware.

                  (3) The Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

         RESOLVED, that the Certificate of Incorporation of MTC
         Telecommunications, Inc. be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

                  "FOURTH: The total number of shares of Common Stock which the corporation is authorized to issue is two million two hundred thousand (2,200,000) shares of Common Stock, $.001 par value."

IN WITNESS WHEREOF, the corporation has caused this Amendment of Certificate of Incorporation to be signed by its Chairman of the Board and Chief Executive Officer and attested by its Secretary this ____ day of January, 1996.


                                         By: /s/ Edward A. Brinskele
                                             -------------------------
                                         Edward A. Brinskele
                                         Chairman of the Board and
                                         Chief Executive Officer

Attest:

By:  /s/ Roger Sheppard
    --------------------------
         Roger Sheppard
         Assistant Secretary